UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2015
JACK HENRY & ASSOCIATES, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	0-14112	43-1128385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

663 Highway 60, P.O. Box 807, Monett, MO 65708
(Address of Principle Executive Offices)
(Zip Code)

417-235-6652
(Registrant’s telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On February 9, 2015, Jack Henry & Associates, Inc. (the "Company") filed a Notification of Late Filing on Form 12b-25 indicating that the filing of its Quarterly Report on Form 10-Q for the three months ended December 31, 2014 (the “Form 10-Q”) will be delayed until after the completion of a re-evaluation of the Company's accounting for revenue recognition policies for certain of our Software License Maintenance and Service Agreements.
As anticipated, on February 12, 2015, the Company received a letter from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with the filing requirements for continued listing under NASDAQ Listing Rule 5250(c)(1) as a result of the Company’s delay in filing the Form 10-Q. The NASDAQ letter states that the Company is required to submit a plan to regain compliance with NASDAQ’s filing requirements for continued listing within 60 calendar days of the date of the NASDAQ notification letter. Upon acceptance of the Company’s compliance plan, NASDAQ is permitted to grant an extension of up to 180 days from the Form 10-Q’s filing due date for the Company to regain compliance with NASDAQ’s filing requirements for continued listing.
The Company’s management and its independent registered accounting firm, Deloitte and Touche LLP ("Deloitte"), continue to work diligently to complete the re-evaluation, and the Company intends to regain compliance with the NASDAQ’s filing requirements.
The Company expects to file its Quarterly Report on Form 10-Q for the three months ended December 31, 2014 as soon as practicable. The Company presently expects that the filing will be delayed for a period of up to four weeks from the filing deadline. The Company does not expect any material changes to the financial results disclosed in the Company's earnings release dated February 3, 2014.
The Company issued a press release on February 18, 2015 disclosing the Company’s receipt of the NASDAQ notification letter. A copy of such press release is attached as Exhibit 99.1 hereto.

Item 9.01     Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release issued on February 18, 2015 by Jack Henry & Associates, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JACK HENRY & ASSOCIATES, INC.
(Registrant)

Date:	February 19, 2015	/s/ Kevin D. Williams
Kevin D. Williams
Chief Financial Officer and Treasurer